LightPath Technologies, Inc. S-1/A

Exhibit 5.1, 23.1

[LETTERHEAD OF BAKER & HOSTETLER LLP]

December 15, 2011

LightPath Technologies, Inc.
2603 Challenger Tech Court, 100
Orlando, Florida 32826

Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 4,500,000 units consisting of one share of Class A common stock, par value $0.01 per share, one Warrant A to purchase 0.25 shares of Class A common stock, and one Warrant B to purchase 0.25 shares of Class A common stock (each a “Unit,” and collectively, the “Units”); (ii) 675,000 Units as part of the over-allotment option granted to the underwriter (the “Over-Allotment Units”); and (iii) 51,750 shares of Class A common stock underlying warrants issued to the underwriter (including warrants issued to the underwriter as a result of the over-allotment option) (the “Underwriter’s Warrants”), pursuant to the Registration Statement on Form S-1, as amended to date, filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”).

In connection with the opinions express herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.           The Units and the Over-Allotment Units, when issued and paid for in accordance with the terms of the Underwriting Agreement between the Company and C. K. Cooper & Company, Inc. (the “Underwriting Agreement”), will be valid and binding obligations of the Company.

2.           The shares of Class A common stock comprising part of the Units and the Over-Allotment Units, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.           The Warrant As and the Warrants Bs comprising part of the Units and the Over-Allotment Units, when issued and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agreement between the Company and Registrar and Transfer Company pursuant to which the Warrant As and the Warrant Bs are issued (the “Warrant Agreement”), will be valid and binding obligations of the Company.

4.           The shares of Class A common stock underlying the Warrant As and the Warrant Bs comprising part of the Units and the Over-Allotment Units, when issued, delivered and sold and paid for upon exercise of the Warrant As or the Warrant Bs as contemplated by the Warrant As and the Warrant Bs, respectively, and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

5.           The shares of Class A common stock underlying the Underwriter’s Warrants, when issued, delivered and sold and paid for upon exercise of the Underwriter’s Warrants as contemplated by the Underwriter’s Warrants, will be validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions and (ii) with respect to the opinions expressed in paragraph (3) above, the laws of the State of New Jersey.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP